Exhibit 99.1

October 23, 2018

Franklin Financial Reports Q3 2018 Earnings

(Chambersburg, PA)  Franklin Financial Services Corporation (OTCQX: FRAF), the bank holding company of F&M Trust (the Bank), reported consolidated earnings of $4.0 million for the third quarter ended September 30, 2018, as compared to third quarter 2017 earnings of $3.1 million, a 29% increase, and a net loss of $5.2 million for the second quarter of 2018. Net income for the first nine months of 2018 was $2.3 million compared with $9.4 million for the same period in 2017, a decrease of 75.4%. On a per share basis, diluted earnings were $0.91 for the quarter ended September 30, 2018 and $0.53 for the first nine months of 2018, compared to $0.70 and $2.17 for the same periods in 2017. As previously reported, results for the second quarter, six months ended June 30, 2018, and nine months ended September 30, 2018, were adversely affected by impairment charges on a loan participation that was initially reported in our current report on Form 8-K filed May 31, 2018.

Compared to the third quarter of 2017, net interest income increased 9.8% to $10.4 million and the net interest margin increased to 3.77% from 3.71%. Noninterest income increased 5.0% to $3.1 million primarily from an increase in Investment and Trust Service fees and debit card income. Noninterest expense increased 3.2%, primarily due to increases in salaries and employee benefits during the period. The provision for loan losses remained unchanged at $250 thousand. The year-to-date provision for loan losses is negatively affected by the second quarter $8.7 million charge-off expense related to the loan participation.

Year-to-date net interest income increased by 8.7% to $30.1 million compared to the same period in 2017. Noninterest income grew by $437 thousand to $9.5 million.  Noninterest expense increased 16.3% due primarily to a $2.4 million reserve established in the second quarter for off-balance sheet commitments related to the previously disclosed loan participation. Without this reserve, noninterest expense increased 6.6% primarily due to increased salary and employee benefit expense and marketing initiatives.

Total assets at September 30, 2018 were $1.2 billion, a 2.5% increase when compared with total assets at September 30, 2017. Net loans increased 6.5% to $958.5 million, and total deposits increased 3.7% to $1.1 billion for the third quarter of 2018 from the same period last year. Additionally, the market value of assets under management and held at third-party brokers increased 6.8% to $871.4 million ($737.1 million and $134.3 million, respectively).

“The robust underlying momentum in each of our retail, commercial and wealth management business lines contributed to our strong earnings performance this quarter,” said Timothy G. Henry, President and CEO. “As we near the end of 2018, we continue to focus on the expansion of our sales and service platforms while optimizing our digital capabilities to better serve customers and deliver exceptional returns for our shareholders.”

Franklin Financial is the largest independent, locally owned and operated bank holding company headquartered in Franklin County with assets of more than $1.2 billion. Its wholly-owned subsidiary, F&M Trust, has twenty-two community banking locations in Franklin, Cumberland, Fulton and Huntingdon Counties. Franklin Financial stock is trading on the OTCQX® marketplace of the OTC Markets under the symbol FRAF. Please visit our website for more information, www.franklinfin.com.

Management considers subsequent events occurring after the balance sheet date for matters which may require adjustment to, or disclosure in, the consolidated financial statements.  The review period for subsequent events extends up to and including the filing date of a public company's consolidated financial statements when filed with the Securities and Exchange Commission ("SEC"). Accordingly, the financial information in this announcement is subject to change.

Certain statements appearing herein which are not historical in nature are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Such forward-looking statements refer to a future period or periods, reflecting management’s current views as to likely future developments, and use words “may,” “will,” “expect,” “believe,” “estimate,” “anticipate,” or similar terms.  Because forward-looking statements involve certain risks, uncertainties and other factors over which Franklin Financial Services Corporation has no direct control, actual results could differ materially from those contemplated in such statements.  These factors include (but are not limited to) the following: general economic conditions, changes in interest rates, changes in the Corporation’s cost of funds, changes in government monetary policy, changes in government regulation and taxation of financial institutions, changes in the rate of inflation, changes in technology, the intensification of competition within the Corporation’s market area, and other similar factors.

We caution readers not to place undue reliance on these forward-looking statements. They only reflect management’s analysis as of this date. The Corporation does not revise or update these forward-looking statements to reflect events or changed circumstances. Please carefully review the risk factors described in other documents the Corporation files from time to time with the SEC, including the Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, and any Current Reports on Form 8-K.

FRANKLIN FINANCIAL SERVICES CORPORATION
Financial Highlights (Unaudited)

Earnings Performance	For the Three Months Ended					For the Nine Months Ended
(Dollars in thousands, except per share data)	9/30/2018	6/30/2018	3/31/2018	12/31/2017	9/30/2017	2018	2017	% Change

Interest income	$11,477	$11,053	$10,488	$10,339	$10,063	$21,541	$19,483	10.6%
Interest expense	1,122	954	795	691	629	1,749	1,171	49.4%
Net interest income	10,355	10,099	9,693	9,648	9,434	19,792	18,312	8.1%
Provision for loan losses	250	9,329	200	250	250	9,329	170	5387.6%
Noninterest income	3,120	3,221	3,148	3,137	2,971	6,369	6,081	4.7%
Noninterest expense	8,571	11,188	8,648	18,750	8,305	19,873	16,118	23.1%
Income (loss) before income taxes	4,654	(6,997)	3,993	(6,215)	3,850	(3,005)	8,105	-137.1%
Income taxes	654	(1,816)	491	1,048	774	(1,326)	1,743	-176.1%
Net income (loss)	$4,000	$(5,181)	$3,502	$(7,263)	$3,076	$(1,679)	$6,362	-126.4%

Diluted earnings (loss) per share	$0.91	$(1.18)	$0.80	$(1.67)	$0.70	$(0.38)	$1.46	-126.0%
Regular cash dividends declared	$0.27	$0.27	$0.24	$0.24	$0.24	$0.51	$0.45	13.3%

Balance Sheet Highlights (as of)	9/30/2018	6/30/2018	3/31/2018	12/31/2017	9/30/2017
Total assets	$1,194,624	$1,173,576	$1,168,542	$1,179,813	$1,165,549
Investment and equity securities	125,786	128,302	133,732	127,336	132,322
Loans, net	958,457	954,814	930,664	931,908	899,960
Deposits	1,071,857	1,057,680	1,034,461	1,047,181	1,033,148
Shareholders' equity	114,028	111,172	117,124	115,144	124,580

Assets Under Management (fair value)
Investment and Trust Services	737,102	695,860	684,648	686,941	662,733
Held at third party brokers	134,267	134,366	152,728	158,145	153,200

	As of or for the year-to-date period ended
Performance Ratios	9/30/2018	6/30/2018	3/31/2018	12/31/2017	9/30/2017
Return on average assets*	0.26%	-0.29%	1.21%	(0.19%)	1.11%
Return on average equity*	2.70%	-2.89%	12.17%	(1.80%)	10.50%
Book value, per share	$25.93	$25.36	$26.83	$26.44	$28.66
Market value, per share	$34.77	$34.25	$36.54	$37.36	$35.05
Market value/book value ratio	134.09%	135.06%	136.19%	141.30%	122.30%
Price/earnings multiple*	48.97	N/A	11.42	74.72	12.13
Current quarter dividend yield	3.11%	3.15%	2.63%	2.49%	2.74%
Dividend payout ratio year-to-date	146.92%	-132.58%	29.84%	185.25%	31.66%
Net interest margin*	3.77%	3.75%	3.72%	3.72%	3.71%
Nonperforming loans / gross loans	0.56%	0.59%	0.29%	0.28%	0.34%
Nonperforming assets / total assets	0.68%	0.72%	0.46%	0.45%	0.49%
Allowance for loan loss / loans	1.29%	1.29%	1.27%	1.25%	1.27%
Net loans charged-off (recoveries)/average loans*	1.23%	1.82%	0.00%	-0.01%	-0.01%

* Year-to-date annualized